PURCHASE SALE AGREEMENT BETWEEN MR.CESAR RASCON RASCON IN HIS OWN RIGHT, WHO FROM NOW ON WILL BE CALLED THE SELLER OR CONCESSIONARY SELLER; AND AMERMIN CORPORATION INC, OF C.V., WHO FROM NOW ON WILL BE CALLED THE BUYER, REPRESENTED BY MR. RAMIRO TREVIZO LEDEZMA, AS THE SOLE ADMINISTRATOR, WHICH ARE HELD TO THE FOLLOWING STATEMENTS AND CLAUSES:



                           STATEMENTS:

1.   Mr. Cesar Rascon Rascon, states:

1.1. That he is of Mexican nationality, from Uruachi, Chih, born October 13, 1940, that is capable to be obliged and to hire, married to Mrs. Lucrecia Tapia Portillo, under the Conjugal state of Society; that has license and authorization from his spouse to enter the present Contract, in the terms of the Commercial Legislation; and that his residence is known in the community of Temoris, Chih.,and that he is found to be current in the payment of the Income tax.


1.2. That by his own rights, is able to hold the present contract to transfer the rights that are derived from the title of concession of exploitation that the mining titles of concession offer him detailed as follows:


     Title Number          189692
     Validity Start
     Registry Number
     Registry date
     Lot Number            La Estrella
     Location              Chinipas, Chih.
     Surface               59.5863 Hectares
     Minerals Protected    Gold, silver and copper


1.3. That the rights of the mining concession title and the lot before described, were acquired by means of transfer of rights dated August 30, 1996, which are found free of obligation or embargo; that are not subject to lawsuit or controversy with individuals or authorities; that are not subject to any promise of contract, sale purchase option or of contract of exploration or exploitation, and are not part of any agreement of another nature that may impede or limit hold and the object of the present contract or the free exercise of the rights derived from the title of concession.

1.4. That the mining concession is found free of obligations that the Mining Law and its Regulation establish to the holders of mining concessions, for which are not found to have incurred in situations or infractions that motivate its cancellation; and in the case that, due to their action, some problem or obligation resulted derived from the Laws in Material of the Job and Social Security, that assume the responsibility and the commitment to resolve any problem and in its case to pay the obligations.

2.    Mr. Ramiro Trevizo Ledezma states:

2.1. That Corporacion Amermin, S.A. of C.V., is a commercial society formed under the Mexican laws, in the City of Chihuahua, Chih., on August 9, 1995 according to deed 9311 in Volume 173, authorized on August 10, 1995 by the Public Notary No. 2 for the Judicial District Morelos in the State of Chihuahua; recorded in the Public Commerce Registration, according to Folio of the System of Management with Federal Registration of Contributors No. CAM-950810-K77; and that the social objective, is the purchase, sale, acquisition by any concept, alienation, commercialization, importing and exportation of all types of materials and articles related to the mining-metallurgical industry in general, with the civil engineering and with construction in general; and that has the capacity among others activities, to acquire mining concessions for exploration and exploitation or contractual rights for the exploration and exploitation of any minerals, as well as to alienate, tax, or in any another form to arrange for such concessions and rights; and to exploit lands, haul, dump, waste and all types of products or materials related to the social objective.

2.2. That he is the Legal Representative of the commercial society above mentioned, in his position of sole Administrator; that has been appointed with the most extensive faculties and General Powers for Suits, Collections and Acts of Administration to administer the business and social objectices, as is evident in the constituent files of the society and which have not been cancelled or limited in any form.

2.3. That his represented party has the legal capacity, the technical and economic resources with the knowledge to implement the necessary acts to execute the objective of the present instrument.

3. Both parties jointly manifest that is their free will, to hold the present instrument under the framework of the Mining Law and the Code of Commerce, to make evident the conventions that each side accepts, since there is not error, malice or bad faith; that agree to ratify the present instrument before a notary public and its inscription in the Public Registration of Commerce and in the Public Mining Registry; for which assume the responsibility to comply with in all its parts, for which are accountable to the following:

                             CLAUSES:

FIRST. THE SELLER by means of the payment that is specified in the present contract, sells and therefore transfers in favor of THE BUYER and this acquires the title of the mining rights to the lot located in Chinipas, Chih., whose specifications, characteristics and validity, are protected with the Title that has remained described in the chapter of statements of the present document, the one that is reproduced as written.

SECOND. The price of transfer of title and the rights of the mining concession will be for the amount of $400,000.00 American Dollars (four hundred Thousand 00/100 American Dollars).

THIRD. THE BUYER commits to pay the price that is agreed upon with his opposite party, by means of a down payment of $30,000.00 American Dollars (Thirty Thousand American dollars 00/100) to the firm of the present contract and the remaining balance of $370,000.00 in the time limit that subsequently is specified below and that will begin to count from the date the SELLER presents to the BUYER., the transfer of rights of August 30, 1996, properly ratified before a public official, by means of the following payments:

   1. In one month the amount of $20,000.00 USD (Twenty Thousand American Dollars 00/100).
   2. In five months the amount of $25,000.00 USD (Twenty Five Thousand American Dollars 00/100).
   3. In nine months the amount of $25,000.00 USD (Twenty Five Thousand American Dollars 00/100).
   4. In thirteen months the amount of $50,000.00 USD (Fifty Thousand American Dollars 00/100).
   5. In seventeen months the amount of $50,000.00 USD (Fifty Thousand American Dollars 00/100).
   6. In twenty-one months the amount of $50,000.00 USD (Fifty Thousand American Dollars 00/100).
   7. In twenty-five months the amount of $75,000.00 USD (seventy-five Thousand American Dollars 00/100).
   8. In twenty nine months the amount of $75,000.00 USD (seventy-five Thousand American Dollars 00/100).

The parties by means of agreement that to the effect subscribe, will be able to summarize and indicate the dates in which the payments should be carried out.

FOURTH. All payments that refer to the present contract, should be carried out by THE BUYER., without the need to have a previous payment requirement, in his offices located in Allende St. No.104 interior 103, downtown the city of Chihuahua, Chih.

FIFTH.   THE SELLER agrees to present to THE BUYER within fifteen counted days from the date of signing of the present contract, the contract of transfer of rights dated August 30, 1996, by means of which he acquired the mining rights, properly ratified before a public official.

SIXTH.   The expenses generated because of the transfer of rights of the mining concession will be paid by THE BUYER or whoever in its case, acquires the rights, freeing THE SELLER of all payment responsibility.

SEVENTH. Taxes, rights, contributions and cooperations, or any that may be their denomination and origin, as well as the obligations for labor relations and of social security, that may have been derived before the signing date of the present Purchase Sale Contract, are the responsibility of the SELLER; also the responsibilities that could be derived from failures or infractions to the obligations that the Mining Law and its Regulations impose to mining concessions.

In the event that THE BUYER had to take care of any contribution, resulting from the obligations of the SELLER, necessary to maintain the titles and mining rights, this will reimburse to that the mentioned contributions with the added charges and fines plus 10% (ten per cent) of the monthly interest for the funds that the last one has set aside for this purpose, sending notice of the amount in writing within the following 10 days; in case THE SELLER doesn't reimburse THE BUYER the contributed amount this will have the right to discount it from the pending payments.

EIGHT. In this act THE SELLER legally delivers to the THE BUYER the mining lot, for which this assumes the responsibility for the works and jobs of exploration, exploitation and benefit in the concession land, therefore, also the responsibility to comply with the acts and omissions that the Mining Law and its Regulations impose to the holders of mining concessions and of the form in which they are carried out.

NINTH. While the requirements are carried out and registration of the present contract are in effect and for all the time that this implies THE SELLER inside the framework of the applicable dispositions to action of the individuals before the Federal Public Administration, authorizes THE BUYER to hear and to receive notifications, to process applications, managements and appearances that are necessary in the administrative processing linked with the mining concessions objective of the present contract, including the interposition of administrative resources; thus the same is obliged to cooperate and to support in everything that may be necessary and in its case, to sign the writings and documents to obtain the transfer and registration of the mining rights subject to the present contract.

TENTH.   THE SELLER during the remainder of this contract will have the following rights:

1. To receive from the BUYER the payments that this contract refers to, in the Form and agreed terms.

ELEVENTH. Both parties agree that if payment delays occur that refer to the Third Clause, THE SELLER will grant to the prospective Buyer a grace period of thirty days by means of a notice in writing, so that he may become current in his payments; and if THE BUYER doesn't comply with his debt, the Contract will be considered terminated from all rights with all of its consequences.

TWELVETH.   Regardlesss of the reason for cancellation mentioned in the previous Clause, the following circumstances will also be causes for cancellation of the present Contract:

1. That THE BUYER, yield, transfer or give in leasing or in use to third persons the rights that this Contract offers him, without having totally covered the payments or without having obtained in advance the full consent in writing from the SELLER.
2. That THE BUYER or in his case THE SELLER forfeit any of the specified obligations in this Contract.

THIRTEENTH.   In case of cancellation of the present Contract by causes
attributed to the Buyer, the improvements and constructions that have carried out by him in the mining lot, as a matter of security in the mines and of ecological balance and protection to the environment, will remain in favor of the SELLER not allowing the BUYER the right to request compensation whatsoever or to retain the property.

FORTHEENTH.   Both parties manifest to have agreed that in the case of
conflict, interpretation or requesting the fulfillment of this contract, are accountable and submit to the jurisdiction of the Courts in the City of Chihuahua, State of Chihuahua, resigning specifically as of now, to the jurisdiction that would correspond for reason of their residence.

For all the legal effects derived from this contract the contracting parties manifest that their residences in case of notification and the persons that represent them are the following:

      A. THE BUYER's residence is located on Allende St. N. 104 interior 103 in the downtown area of the city of Chihuahua, Chih.

      B. THE SELLER's residence is well known in the town of Temoris, Municipality of Guazapares, Chihuahua.

The contracting parties being aware of the reach and legal content of the clauses that precede, ratify them in all and each one of its sections and sign the present contract in the City of Chihuahua, Chih., on January 30, 2006.


                           THE SELLER

                      /s/ Cesar Rason Rascon
                     Mr. Cesar Rascon Rascon.


                            THE BUYER

                    /s/ Ramiro Trevizo Ledezma
                   Ing. Ramiro Trevizo Ledezma
      The Sole Administrador Corporacion Amermin, S.A. de C.V



                             WITNESS


                             WITNESS